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                                                                    EXHIBIT 12.1

                      DOSKOCIL MANUFACTURING COMPANY, INC.

             UNAUDITED PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES

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                                            FOR THE LATEST FOR THE SIX MONTHS
                                            TWELVE MONTHS    ENDED JUNE 30,
                         FOR THE YEAR ENDED     ENDED      -------------------
                         DECEMBER 31, 1996  JUNE 30, 1997    1996      1997
                         ------------------ -------------- -------------------
FIXED CHARGES
  Pro forma interest
   expense..............       15,313           15,313        7,656      7,656
  Portion of rent
   representing
   interest.............        1,307            1,300          654        646
                               ------           ------     -------- ----------
                               16,620           16,613        8,310      8,302
EARNINGS
  Pro forma pre tax
   income (loss)........        8,451            3,270          279     (4,902)
  Fixed charges per
   above................       16,620           16,613        8,310      8,302
                               ------           ------     -------- ----------
                               25,071           19,883        8,589      3,400
  Pro forma ratio of
   earnings to fixed
   charges..............          1.5              1.2          1.0        --
  Pro forma deficiency
   of earnings to cover
   fixed charges........          --               --           --     ($4,902)
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